UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 25, 2006

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition

On April 25, 2006, CFS Bancorp, Inc. (the "Company") reported its results of operations for the quarter ended March 31, 2006.

For additional information, reference is made to the Company's press release dated April 25, 2006, which is included as Exhibit 99.1 hereto and is incorporated herein by reference thereto. The press release attached hereto is being furnished to the SEC and shall not be deemed to be "filed" for any purpose except otherwise provided herein.

ITEM 9.01 Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Press release dated April 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: April 26, 2006	By:	/s/ Brian L. Goins
Brian L. Goins
Senior Vice President - Corporate Counsel

THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road — Munster, Indiana

April 25, 2006
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces First Quarter 2006 Financial Results

MUNSTER, IN - April 25, 2006 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported an increase of $1.0 million in net income to $1.3 million for the first quarter of 2006 from $266,000 for the first quarter of 2005 due primarily to a substantial increase in net interest income. Diluted earnings per share increased $0.09 to $0.11 for the first quarter of 2006 from $0.02 per diluted share for the first quarter of 2005.

Chairman’s Comments

“Overall we are pleased with our quarterly results. Our momentum is building as our regional banking strategy is beginning to have a positive impact on our business,” said Thomas F. Prisby, Chairman and CEO. “We have seen a 27% improvement in our business deposits since December 31, 2005 and expect to continue to see favorable results as our Community Bank Presidents and their teams develop new, and deepen existing, relationships with small businesses within the communities we serve.”

Mr. Prisby continued, “Our loan growth for the first quarter of 2006 was below our long-term expectations as loan originations and fundings were significantly offset by heavy principal repayments, predominantly in our commercial loan portfolio. We are currently seeking to hire additional commercial lenders to reverse this trend.”

Net Interest Margin

The Company’s net interest margin was 2.82% for the first quarter of 2006, an increase of 82 basis points from the first quarter of 2005. The weighted average yield on the Company’s interest-earning assets improved to 6.15% for the first quarter 2006, a 64 basis point increase from the first quarter of 2005. The increase in the weighted average yield is the result of the repricing of the Company’s adjustable-rate loans at the higher market interest rates coupled with the Company’s reinvestment of excess cash into higher yielding investment securities. At March 31, 2006, the Company’s $878.2 million net loan portfolio included $240.8 million of variable-rate loans indexed to the Wall Street Journal Prime lending rate and another $387.4 million of variable-rate loans tied to other indices.

The Company’s weighted average cost of interest-bearing liabilities was 3.81% for the first quarter of 2006 compared to 3.96% for the first quarter of 2005. The weighted average cost of the Company’s interest-bearing deposits was 2.38% for the first quarter of 2006 compared to 1.53% for the

CFS Bancorp, Inc. - Page 2 of 10

first quarter of 2005. This increase in the average cost of deposits was primarily the result of the upward repricing of checking, money market and certificates of deposit as a result of higher market rates of interest existing during the first quarter of 2006 compared to the first quarter of 2005.

The Company’s cost of borrowings decreased to 8.01% for the first quarter of 2006 from 10.67% for the first quarter of 2005. The decrease was primarily the result of a decrease in the amortization of the deferred premium related to the Company’s 2004 FHLB debt restructure. The premium amortization, which is recorded as interest expense on borrowings, totaled $2.6 million and $4.7 million, respectively, during the first quarters of 2006 and 2005 and adversely impacted the Company’s net interest margin by 88 basis points and 156 basis points, respectively, for the first quarters of 2006 and 2005. The Company’s interest expense on borrowings for the first quarters of 2006 and 2005 are detailed in the table below.

	Three Months Ended
	March 31,
	2006	2005	$ change	% change
	(Dollars in thousands)
Interest expense on borrowings at contractual rates	$ 2,605	$ 2,880	$ (275)	(9.6)%
Amortization of deferred premium	2,568	4,724	(2,156)	(45.6)
Total interest expense on borrowings	$ 5,173	$ 7,604	$ (2,431)	(32.0)

    The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $2.6 million, $2.5 million, $2.0 million and $1.4 million before taxes in the quarters ending June 30, 2006, September 30, 2006, December 31, 2006 and March 31, 2007, respectively.

Non-Interest Income

The Company’s non-interest income for the first quarter of 2006 was $2.4 million and was relatively stable when compared to the first quarter of 2005. The Company’s service charges and other fees were $1.6 million for the first quarter of 2006 as compared to $1.7 million for the 2005 period. Commission income from the Company’s third-party service provider for the sale of non-deposit investment products decreased during the first quarter of 2006 to $62,000 from $165,000 for the comparable prior year period as rates offered on certificates of deposit have become more competitive relative to the yields available on non-deposit products. The Company’s realized losses on the sales of available-for-sale securities were $127,000 during the first quarter of 2006 compared to realized losses of $65,000 during the first quarter of 2005. The Company’s non-interest income included a $240,000 impairment charge on available-for-sale securities in the first quarter of 2005; there was no impairment charge in the first quarter of 2006.

Non-Interest Expense

Non-interest expense for the first quarter of 2006 was $8.7 million compared to $8.3 million for the first quarter of 2005. The increase was primarily the result of higher compensation and pension expenses of $154,000 and $280,000, respectively.

The Company’s efficiency ratio for the first quarter of 2006 was 82% compared to 97% for the first quarter of 2005. The improvement in the efficiency ratio for the first quarter of 2006 from the comparable prior year period was primarily the result of the increase in net interest income from the first quarter of 2005. The Company’s core efficiency ratio was 65% for the first quarter of 2006 compared to

CFS Bancorp, Inc. - Page 3 of 10

61% for the first quarter of 2005. The core efficiency ratio for the first quarter of 2006 was impacted by lower aggregate realized losses on sales and impairment of securities and lower amortization of the deferred premium on the early extinguishment of debt when compared to the first quarter of 2005. The efficiency ratio and the core efficiency ratio calculations are presented on the last page of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency. The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income before the provision for losses on loans. Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets. Management follows this practice to calculate its core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance. The core efficiency ratio is different from the GAAP-based efficiency ratio. The GAAP-based measure is calculated using non-interest expense, net interest income before the provision for losses on loans and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense, excluding any prepayment penalties incurred as a result of the early extinguishment of debt, divided by the sum of net interest income before the provision for losses on loans, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets and other-than-temporary impairments. Management believes that the core efficiency ratio enhances investors’ understanding of its business and performance. The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry. Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently. Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio on page 10 of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Income Taxes

The Company’s income tax expense for the first quarter of 2006 was $252,000 compared to an income tax benefit of $246,000 for the comparable period in 2005. The increase in tax expense was mainly a result of the increase in pre-tax earnings in the 2006 period from the comparable period in 2005. Permanent tax differences, primarily related to the Company’s investment in Bank-owned life insurance, and the application of available tax credits continue to have a favorable impact on income tax expense.

CFS Bancorp, Inc. - Page 4 of 10

Asset Quality

The Company’s provision for losses on loans was $385,000 for the first quarter of 2006 compared to $255,000 for the comparable 2005 period. The Company’s net recoveries through the allowance for losses on loans for the first quarter of 2006 were $13,000 compared to net charge-offs of $173,000 for the same period in 2005.

At March 31, 2006, the Company had eight impaired loans totaling $21.6 million with an aggregate impairment allocation of $6.7 million. At December 31, 2005, the Company had eight impaired loans totaling $22.2 million with an aggregate impairment allocation of $5.8 million. On a quarterly basis, management updates each impairment analysis utilizing current information. Based on the updated analysis completed during the first quarter of 2006, the Company increased its impairment reserve by $1.1 million to $2.8 million with respect to two commercial real estate loans to the same borrower that are secured by a hotel in Michigan and all of the business assets of the borrower. The loans had an aggregate carrying value of $8.7 million at March 31, 2006.

The Company’s non-performing assets totaled $26.1 million at March 31, 2006 compared to $21.6 million at December 31, 2005 and $27.1 million at March 31, 2005. The Company’s non-performing assets increased primarily as a result of two commercial real estate loans being transferred to non-accrual status during the first quarter of 2006. One of these loans is a $2.4 million participation loan secured by a nursing home and the other loan is a $1.8 million commercial real estate loan secured by an apartment building.

The Company’s allowance for losses on loans was $13.3 million at March 31, 2006 and $12.9 million at December 31, 2005. The ratio of the allowance for losses on loans to total loans was 1.52% and 1.41% at March 31, 2006 and December 31, 2005, respectively. The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio. The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information. The Company believes that at March 31, 2006, the allowance for losses on loans was adequate.

Balance Sheet

At March 31, 2006, the Company’s loans receivable totaled $878.2 million compared to $917.4 million at December 31, 2005. The Company’s loan fundings were $58.3 million and total loan purchases were $12.4 million for the first quarter of 2006. However, these increases were more than offset by loan repayments and loans sold. At March 31, 2006, the Company had commitments to originate commercial and retail loans and lines of credit totaling $35.7 million and commitments to fund unused construction loans and lines of credit totaling $150.3 million.

The Company’s securities available-for-sale increased by $48.6 million to $267.1 million at March 31, 2006 from $218.6 million at December 31, 2005 primarily due to the investment of excess cash.

Total deposits were $846.8 million at March 31, 2006 compared to $828.6 million at December 31, 2005. The increase was caused by a $4.0 million increase in core deposits and a $14.2 million increase in certificates of deposit during the first quarter of 2006. The increase in total deposits was, in

CFS Bancorp, Inc. - Page 5 of 10

large part, the result of increased balances in existing as well as newly opened business deposit accounts during the first quarter of 2006 as the Company’s Community Bank Presidents and their teams focus on strengthening and cultivating new deposit relationships with small businesses.

The Company’s borrowed money totaled $265.2 million at March 31, 2006 compared to $257.3 million at December 31, 2005. The Company’s borrowed money at March 31, 2006 consisted primarily of $259.3 million of contractually outstanding FHLB borrowings, net of $13.2 million of unamortized premium related to the early extinguishment of FHLB debt, and $5.9 million of repurchase agreements. At December 31, 2005, the Company’s FHLB borrowings totaled $256.8 million, net of $15.8 million of unamortized premium and $555,000 of repurchase agreements.

Stockholders’ equity at March 31, 2006 was $140.2 million compared to $142.4 million at December 31, 2005. The decrease during the year ended December 31, 2005 was primarily due to:

•	cash dividends declared during 2006 totaling $1.4 million;
•	repurchases of shares of the Company’s common stock during 2006 totaling $3.8 million; and
•	increased accumulated other comprehensive losses of $669,000.

The following increases in stockholders’ equity during the first quarter of 2006 partially offset the aforementioned decreases:

•	net income of $1.3 million;
•	shares committed to be released under the Company’s Employee Stock Ownership Plan totaling $438,000; and
•	proceeds from stock option exercises totaling $1.7 million.

During the first quarter of 2006, the Company repurchased 261,087 shares of its common stock at an average price of $14.51 per share pursuant to the share repurchase program announced in March 2003. At March 31, 2006, the Company had 394,895 shares remaining to be repurchased under its current share repurchase program. Since its initial public offering, the Company has repurchased an aggregate of 12,377,877 shares of its common stock at an average price of $11.90 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements. At March 31, 2006, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.3 billion asset federal savings bank. Citizens Financial Bank is an independent bank that provides community banking services and currently operates 21 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

# # #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements

CFS Bancorp, Inc. - Page 6 of 10

regarding loan and deposit growth, development of loan and deposit banking relationships, hiring lenders, business and banking strategies, asset yields and cost of funds, net interest income, loan and deposit levels, net interest margin, allowance for losses on loans and impairment allocations, income levels, levels of non-performing assets, expected effect of amortization of deferred premium on the FHLB debt, and the impact of tax credits and permanent tax differences. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

# # #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)
		Three Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		March 31, 2006	December 31, 2005	March 31, 2005
Net income		$1,309	$1,852	$266
Basic earnings per share		0.11	0.16	0.02
Diluted earnings per share		0.11	0.16	0.02
Cash dividends declared per share		0.12	0.12	0.12
Return on average assets		0.42%	0.59%	0.08%
Return on average equity		3.75	5.12	0.73
Average yield on interest-earning assets		6.15	6.12	5.51
Average cost on interest-bearing liabilities		3.81	3.67	3.96
Interest rate spread		2.34	2.45	1.55
Net interest margin		2.82	2.91	2.00
Non-interest expense to average assets		2.82	2.73	2.57
Efficiency ratio (2)		81.77	76.13	96.78
Market price per share of common stock
for the period ended:	Closing	$14.98	$14.30	$13.76
	High	14.98	14.34	14.37
	Low	14.32	13.15	13.67

STATEMENT OF CONDITION HIGHLIGHTS AND PERFORMANCE RATIOS		March 31, 2006	December 31, 2005	March 31, 2005
Total assets		$1,264,491	$1,242,888	$1,298,397
Loans receivable, net of unearned fees		878,161	917,405	978,179
Total deposits		846,796	828,635	843,085
Total stockholders' equity		140,173	142,367	146,092
Book value per common share		11.78	11.86	11.81
Non-performing loans		25,542	21,041	26,261
Non-performing assets		26,116	21,581	27,051
Allowance for losses on loans		13,337	12,939	13,435
Non-performing loans to total loans		2.91%	2.29%	2.68%
Non-performing assets to total assets		2.07	1.74	2.08
Allowance for losses on loans
to non-performing loans		52.22	61.49	51.16
Allowance for losses on loans to total loans		1.52	1.41	1.37
Average equity to average assets (3)		11.31	11.43	11.31
Average interest-earning assets
to average interest-bearing liabilities (3)		114.32	114.41	112.81
Employees (FTE)		338	347	337
Branches and offices		21	22	23

		Three Months Ended
AVERAGE BALANCE DATA		March 31, 2006	December 31, 2005	March 31, 2005
Total assets		$1,253,068	$1,255,116	$1,301,291
Loans receivable, net of unearned fees		894,496	929,633	983,286
Total interest-earning assets		1,183,795	1,183,476	1,226,650
Total liabilities		1,111,347	1,111,621	1,154,055
Total deposits		834,701	822,529	846,801
Interest-bearing deposits		773,655	763,087	798,263
Non-interest bearing deposits		61,046	59,442	48,538
Total interest-bearing liabilities		1,035,541	1,034,395	1,087,345
Stockholders' equity		141,721	143,495	147,236
(1) Ratios are annualized where appropriate.
(2) See calculations on page 10.
(3) Ratios calculated on average balances for the three month periods presented.

CFS Bancorp, Inc. - Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2006	2005
Interest income:
Loans	$14,903	$14,573
Securities	2,491	1,721
Other	563	369
Total interest income	17,957	16,663

Interest expense:
Deposits	4,548	3,005
Borrowings	5,173	7,604
Total interest expense	9,721	10,609
Net interest income before provision for losses on loans	8,236	6,054
Provision for losses on loans	385	255
Net interest income after provision for losses on loans	7,851	5,799

Non-interest income:
Service charges and other fees	1,602	1,713
Commission income	62	165
Net realized losses on sales of securities	(127)	(65)
Impairment on available-for-sale securities	-	(240)
Net gains on sales of assets	1	62
Income from Bank-owned life insurance	392	362
Other income	507	484
Total non-interest income	2,437	2,481

Non-interest expense:
Compensation and employee benefits	5,067	4,593
Net occupancy expense	662	723
Professional fees	351	355
Data processing	673	680
Furniture and equipment expense	427	443
Marketing	198	197
Other general and administrative expenses	1,349	1,269
Total non-interest expense	8,727	8,260

Income before income taxes	1,561	20
Income tax expense (benefit)	252	(246)

Net income	$1,309	$266

Per share data:
Basic earnings per share	$0.11	$0.02
Diluted earnings per share	$0.11	$0.02
Cash dividends declared per share	$0.12	$0.12

Weighted-average shares outstanding	11,504,748	11,786,828
Weighted-average diluted shares outstanding	11,749,377	12,051,942

CFS Bancorp, Inc. - Page 9 of 10

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)
	March 31, 2006	December 31, 2005	March 31, 2005
ASSETS
Cash and amounts due from depository institutions	$15,402	$17,600	$16,215
Interest-bearing deposits	9,757	1,785	304
Federal funds sold	9,372	4,792	1,429
Cash and cash equivalents	34,531	24,177	17,948

Securities, available-for-sale	267,106	218,550	214,692
Investment in Federal Home Loan Bank stock, at cost	28,252	28,252	27,960

Loans receivable, net of unearned fees	878,161	917,405	978,179
Allowance for losses on loans	(13,337)	(12,939)	(13,435)
Net loans	864,824	904,466	964,744

Accrued interest receivable	7,146	6,142	6,089
Other real estate owned	574	540	790
Office properties and equipment	15,209	15,017	15,251
Investment in Bank-owned life insurance	35,281	34,889	33,724
Prepaid expenses and other assets	11,568	10,855	17,199
Total assets	$1,264,491	$1,242,888	$1,298,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$846,796	$828,635	$843,085
Borrowed money	265,228	257,326	291,302
Advance payments by borrowers for taxes and insurance	5,316	6,641	9,308
Other liabilities	6,978	7,919	8,610
Total liabilities	1,124,318	1,100,521	1,152,305

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 11,903,644, 12,005,431, and 12,370,572
shares outstanding	234	234	234
Additional paid-in capital	190,526	190,402	190,109
Retained earnings	94,318	94,379	93,792
Treasury stock, at cost; 11,519,662, 11,417,875, and 11,052,734 shares	(138,117)	(136,229)	(130,909)
Unallocated common stock held by Employee Stock Ownership Plan	(4,462)	(4,762)	(5,660)
Unearned common stock acquired by Recognition and Retention Plan	(111)	(111)	(148)
Accumulated other comprehensive loss, net of tax	(2,215)	(1,546)	(1,326)
Total stockholders' equity	140,173	142,367	146,092

Total liabilities and stockholders' equity	$1,264,491	$1,242,888	$1,298,397

CFS Bancorp, Inc. - Page 10 of 10

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

		Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005

Efficiency Ratio:
Non-interest expense	$8,727	$8,648	$8,260

Net interest income before the provision for losses on loans
plus non-interest income	$10,673	$11,359	$8,535

Efficiency ratio	81.77%	76.13%	96.78%

Core Efficiency Ratio:
Non-interest expense	$8,727	$8,648	$8,260

Net interest income before the provision for losses on
loans plus non-interest income	$10,673	$11,359	$8,535

Adjustments:
Net realized losses on sales of securities available-for-sale	127	125	65
Impairment of securities available-for-sale	-	-	240
Net realized gains on sales of assets	(1)	15	(62)
Amortization of deferred premium	2,568	2,800	4,724
Net interest income before the provision for losses on
loans plus non-interest income - as adjusted	$13,367	$14,299	$13,502

Core efficiency ratio	65.29%	60.48%	61.18%